090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20100458359-47
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/23/2010 10:17 AM
	Entity Number E0218152010-5

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Time Essence, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

CERTIFICATE OF AMENDMENT TO
THE ARTICLES OF INCORPORATION
OF TIME ESSENCE, INC.

The Articles of Incorporation shall be amended to add the following Articles after Article 7:

ARTICLE 8. DIRECTORS. The members of the governing board shall be styled directors. The number of directors may be increased or reduced in the manner provided for in the Bylaws of the Corporation.
ARTICLE 9. CLASSIFICATION OF CAPITAL STOCK. The Corporation is authorized to issue two

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

TIME ESSENCE, INC.

The Articles of Incorporation shall be amended to add the following Articles after Article 7:

ARTICLE 8. DIRECTORS. The members of the governing board shall be styled directors. The number of directors may be increased or reduced in the manner provided for in the Bylaws of the Corporation.

ARTICLE 9. CLASSIFICATION OF CAPITAL STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred Ten Million (100,000,000) shares, One Hundred Million (100,000,000) shares of which shall be Common Stock, \$.001 par value (the "**Common Stock**") and Ten Million (10,000,000) shares of which shall be Preferred Stock, \$.001 par value (the "**Preferred Stock**"). The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to any restrictions set forth herein or in any Certificate of Designation of Preferred Stock, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, including as may be required pursuant to the provisions hereof or of any Certificate of Designation of Preferred Stock, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

ARTICLE 10. VOTING.

A. Restricted Class Voting. Except as otherwise expressly provided herein or in a Certificate of Designation of Preferred Stock or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

B. No Series Voting. Other than as provided herein or in a Certificate of Designation or as required by law, there shall be no series voting.

C. Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

D. Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares

of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with these Articles of Incorporation and the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

E. Adjustment in Authorized Common Stock. Subject to the provisions of any Certificate of Designation of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) with the approval or consent of the holders of a majority of the outstanding Common Stock and Preferred Stock of the Corporation voting together as a single class.

F. Preemptive Rights. Holders of Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Corporation, except as specifically set forth herein or in any other document agreed to by the Corporation.

ARTICLE 11. DISTRIBUTIONS. Subject to the terms of these Articles of Incorporation and any Certificate of Designation of Preferred Stock, and to the fullest extent permitted by the Nevada Revised Statutes, the Corporation shall be expressly permitted to redeem, repurchase, or make distributions, as that term is defined in Section 78.191 of the Nevada Revised Statutes, with respect to the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

ARTICLE 12. INDEMNIFICATION. The Corporation shall indemnify its officers and directors and may indemnify any other person to the fullest extent permitted by law. Any amendment, repeal or modification of any provision of this Article 12 shall not adversely affect any right or protection of any agent of this Corporation existing at the time of such amendment, repeal or modification.

ARTICLE 13. LIABILITY OF DIRECTORS AND OFFICERS. To the maximum extent permitted under the Nevada Revised Statutes, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer.